UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

June 7, 2012

WILSHIRE BANCORP, INC.

(Exact name of registrant as specified in its charter)

California	000-50923	20-0711133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Wilshire Boulevard, Los Angeles,
California 90010

(Address of principal executive offices) (Zip Code)

(213) 387-3200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                                         OTHER EVENTS

On June 7, 2012, the Company issued a press release announcing that it intends to redeem the remaining 2,158 shares of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (TARP Preferred Stock) that were issued under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program.  The effective date for the planned redemption will be July 6, 2012.  The shares are being redeemed from third-parties that purchased the Preferred Stock from the United States Department of the Treasury in a modified Dutch auction earlier this year.

The purchase price for shares of the Company’s TARP Preferred Stock in the redemption will be the stated liquidation value of $1,000.00 per share, plus any accrued or unpaid dividends that have been earned thereon up to, but not including, the date of redemption.  The Company anticipates the total cost of redeeming the remaining shares of TARP Preferred Stock will be approximately $2.2 million.  The Company has received all necessary regulatory approvals to complete the planned redemption.

The Company previously repurchased the other 60,000 shares of its TARP Preferred Shares from the United States Department of the Treasury in a modified Dutch auction at a price of $943.51 per share, for an aggregate purchase price of $56,610,600.00, plus accrued interest.  This transaction closed on April 3, 2012.  Following the planned redemption on July 6, 2012, no shares of the Company’s TARP Preferred Stock will remain outstanding.

A copy of the press release is attached as Exhibit 99.1.

ITEM 9.01                                         FINANCIAL STATEMENTS AND EXHIBITS

(d)                                 Exhibits

Exhibit 99.1                                    Press release dated June 7, 2012, issued by Wilshire Bancorp, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSHIRE BANCORP, INC.

Date: June 8, 2012	By	/s/ Alex Ko
Alex Ko, Executive Vice President,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated June 7, 2012, issued by Wilshire Bancorp, Inc.